EXHIBIT 10.5
UNITED STATES OF AMERICA
Before the
SECURITIES AND EXCHANGE COMMISSION

SECURITIES EXCHANGE ACT OF 1934
Release No. 54606 / October 16, 2006

ACCOUNTING AND AUDITING ENFORCEMENT
Release No. 2493 / October 16, 2006

ADMINISTRATIVE PROCEEDING
File No. 3-12456

In the Matter of SCHNITZER STEEL INDUSTRIES, INC., Respondent.	ORDER INSTITUTING CEASE-AND- DESIST PROCEEDINGS, MAKING FINDINGS, AND IMPOSING A CEASE- AND-DESIST ORDER PURSUANT TO SECTION 21C OF THE SECURITIES EXCHANGE ACT OF 1934

I.

The Securities and Exchange Commission (“Commission”) deems it appropriate that cease-and-desist proceedings be, and hereby are, instituted pursuant to Section 21 C of the Securities Exchange Act of 1934 (“Exchange Act”), against Schnitzer Steel Industries, Inc. (“Schnitzer” or “Respondent”).

II.

In anticipation of the institution of these proceedings, Respondent has submitted an Offer of Settlement (the “Offer”) which the Commission has determined to accept. Solely for the purpose of these proceedings and any other proceedings brought by or on behalf of the Commission, or to which the Commission is a party, and without admitting or denying the findings herein, except as to the Commission’s jurisdiction over it and the subject matter of these proceedings, which are admitted, Respondent consents to the entry of this Order Instituting Cease-and-Desist Proceedings, Making Findings, and Imposing a Cease-and-Desist Order Pursuant to Section 21C of the Securities Exchange Act of 1934 (“Order”), as set forth below.

III.

On the basis of this Order and Respondent’s Offer, the Commission finds1 that:

Summary

1.  This matter involves violations of the Foreign Corrupt Practices Act of 1977 (“FCPA”) by Schnitzer Steel Industries, an Oregon-based steel company that sells scrap metal. From at least 1999 through 2004, Schnitzer has paid cash kickbacks or made gifts to managers of government-controlled steel mills in China to induce those managers to purchase scrap metal from Schnitzer. Schnitzer made the payments on its own behalf and as a broker for Japanese steel companies. During this period, Schnitzer also paid bribes to managers of private steel mills in China and South Korea, and improperly concealed those payments in its books and records.

Facts

2.  Schnitzer, incorporated in Oregon and headquartered in Portland, Oregon, operates three business segments that include a steel manufacturer, a metals recycling business and an auto parts business. Schnitzer reported revenue of $853 million for its fiscal year ended August 31, 2005. At the time of the conduct described below, Schnitzer’s common stock was registered with the Commission pursuant to Section 12(g) of the Exchange Act and was listed on the NASDAQ National Market. Schnitzer filed reports with the Commission pursuant to Section 13 of the Exchange Act.

3.  As part of its metals recycling business, Schnitzer buys and resells metal, including selling scrap metal to steel mills in Asia. In 1995, Schnitzer acquired an entity with two subsidiaries: a subsidiary in South Korea that it renamed SSI International Far East Ltd. (“SSI Korea”), and a U.S. subsidiary in Tacoma, Washington that it renamed SSI International, Inc. (“SSI International”). Thereafter, Schnitzer used these subsidiaries to facilitate its Asian scrap metal sales.

A.      Sales to Government-owned Steel Mills in China

4.  From at least 1999 through 2004, employees and agents of SSI International and SSI Korea made improper cash payments to managers of scrap metal customers owned, in whole or in part, by the Chinese government. These payments were intended to induce those managers to purchase scrap metal from Schnitzer.

5.  During the period 1999 through 2004, Schnitzer paid over $205,000 in improper payments to managers of its government-owned customers in China in connection with 30 sales transactions. Schnitzer’s gross revenue for those transactions totaled approximately $96 million, and Schnitzer earned $6,259,104 in net profits on the sales.

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1The findings herein are made pursuant to Respondent’s Offer of Settlement and are not binding on any other person or entity in this or any other proceeding.

6.  Schnitzer paid two types of kickbacks to the general managers of its scrap metal customers. For the first type, Schnitzer paid a “standard” kickback, which was generally $3,000 to $6,000 per shipment. Schnitzer paid these kickbacks out of the revenue it earned on the scrap metal sale. Schnitzer also paid the general managers of Chinese customers a second kickback that Schnitzer referred to internally as a “refund” or “rebate.” To pay the “refunds,” Schnitzer participated in a scheme whereby the general manager of a steel mill would cause the steel mill to overpay Schnitzer for the steel purchase, and would then personally recover the “overpayment” from Schnitzer, in amounts ranging from $3,000 to $15,000.

7.  Schnitzer wired the money for the improper payments to secret bank accounts in South Korea opened by the head of SSI Korea specifically for receiving these payments. The head of SSI International and the head of SSI Korea would then use funds from the secret accounts to make improper cash payments to managers of Schnitzer’s customers. In addition to the cash payments, the Schnitzer officers gave gifts to the managers of the government-owned customers. A Schnitzer senior official was aware of and authorized the wire transfers to the secret bank accounts.

8.  Separate from SSI Korea’s role as a seller of Schnitzer’s metals, SSI Korea also acted as a broker for Japanese scrap metal companies that sold scrap metal in China, receiving brokerage commissions for locating scrap metal buyers in China. Since at least 1999, Japanese companies provided SSI Korea with funds to make improper payments to managers of the Chinese steel mills similar to the payments made by Schnitzer for scrap metal it sold. On behalf of Schnitzer, the funds were delivered to the managers of the Japanese steel mill customers.

9.  From 1999 to 2004, Schnitzer made improper payments on behalf of its Japanese customers to managers of steel mills owned, in whole or in part, by the Chinese government in approximately eight scrap metal transactions. SSI Korea earned $58,610 in brokerage commissions and realized $19,991 in net profits from those eight transactions.

10.     In order to conceal the improper payments, Schnitzer falsely described those payments to the foreign officials as “sales commissions,” “commission to the customer,” “refunds,” or “rebates” in Schnitzer’s books and records.

B.      Sales to Privately Owned Steel Mills in China and South Korea

11.     In addition to making improper payments for scrap metal sales to government-owned steel mills in China, Schnitzer paid bribes to managers of privately owned steel mills in China and South Korea. Schnitzer falsely described the payments as “sales commissions,” “commission to the customer,” “refunds,” or “rebates” in Schnitzer’s books and records.

12.     From 1999 to 2004, Schnitzer made over $420,000 in improper payments to managers of privately owned Chinese steel mills to induce them to purchase scrap metal from Schnitzer. Schnitzer paid managers of the privately owned South Korean steel mills approximately $1,273,000 in bribes from 1999 to 2004 to induce them to purchase scrap metal from Schnitzer. From 1999 to 2004, SSI Korea also earned $1,513,097 in commissions for brokered sales on behalf of Japanese companies in which such kickbacks were paid. Schnitzer also provided non-cash gifts to general managers of Korean customers.

C.  Schnitzer’s Lack of Internal Controls

13.     During the period of the foreign transactions described above, Schnitzer provided no training or education to any of its employees, agents or subsidiaries regarding the requirements of the FCPA. Schnitzer also failed to establish a program to monitor its employees, agents and subsidiaries for compliance with the FCPA.

D.  Schnitzer’s Investigation and Subsequent Events

14.      In May 2004, Schnitzer’s compliance department uncovered the improper payments and Schnitzer began to investigate the potential FCPA violations. At that time, a senior executive of Schnitzer prohibited any further payments, but nonetheless authorized Schnitzer employees to pay at least two additional bribes that Schnitzer previously had promised private customers. The same senior executive also authorized Schnitzer employees to increase entertainment expenses in lieu of cash payments to its private and government-owned scrap metal customers. In response, Schnitzer employees gave managers of Schnitzer’s scrap metal customers additional gifts, including gift certificates worth $10,000 and a watch worth $2,400.

15.      After Schnitzer began its internal investigation, but before it had issued a directive to its employees to preserve documents related to the scrap metal transactions, SSI Korea employees destroyed documents concerning the improper payments.

Legal Analysis

16.      The FCPA, enacted in 1977, added Section 30A to the Exchange Act to prohibit public companies from, among other things, making improper payments to foreign officials for the purpose of influencing their decisions in order to obtain or retain business. See 15 U.S.C. § 78dd-1.

17.      The FCPA also added Exchange Act Section 13(b)(2)(A) to require public companies to make and keep books, records, and accounts, which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the issuer, and Exchange Act Section 13(b)(2)(B) to require such companies to devise and maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; and (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements, and to maintain accountability for assets. See 15 U.S.C. §§ 78m(b)(2)(A) and 78m(b)(2)(B).

18.      In each of the transactions described above, Schnitzer was aware of the high probability that its employees or agents intended to make gifts or payments in order to obtain or retain business for Schnitzer. In each instance described in paragraphs 4 through 9, by proceeding with the transactions, Schnitzer made or authorized the making of illegal payments to foreign officials, in violation of Section 30A. Schnitzer violated Section 13(b)(2)(A) by improperly recording in its books and records payments it made in the transactions involving its subsidiary in Korea. Finally, Schnitzer violated Section 13(b)(2)(B) by failing to devise and maintain an effective system of internal controls to prevent and detect violations of the FCPA.

Schnitzer’s Remedial Efforts

19.      In determining to accept the Offer, the Commission considered remedial acts undertaken by Respondent and cooperation afforded the Commission staff.

IV.

Undertakings

Respondent undertakes to:

1.  Retain, through its Board of Directors, within sixty (60) calendar days of the issuance of this Order, and for a period of three years thereafter, an independent compliance consultant (“Compliance Consultant”), not unacceptable to the staff of the Commission, to review and evaluate Schnitzer’s internal controls, record-keeping, and financial reporting policies and procedures as they relate to Schnitzer’s compliance with the books and records, internal accounting controls, and anti-bribery provisions of the FCPA, codified at Sections 13(b)(2)(A), 13(b)(2)(B), and 30A of the Exchange Act and other applicable foreign bribery laws. This review and evaluation shall include an assessment of those policies and procedures as actually implemented in practice. The compensation and expenses of the Compliance Consultant, and of the persons hired under his or her authority, shall be paid by Schnitzer. Schnitzer may extend the time period for retention of the Compliance Consultant with prior written approval of the Commission staff;

2.  Schnitzer shall cooperate fully with the Compliance Consultant. Schnitzer shall grant the Compliance Consultant the authority to take such reasonable steps, in the Compliance Consultant’s view, as necessary to be fully informed about the operations of Schnitzer within the scope of his or her responsibilities under this Order. To that end, Schnitzer shall provide the Compliance Consultant with access to files, books, records, and personnel that fall within the scope of his or her responsibilities under this Order. It shall be a condition of the Compliance Consultant’s retention that the Compliance Consultant is independent of Schnitzer and that no attorney-client relationship shall be formed between them. In connection with the Compliance Consultant’s work, Schnitzer shall not withhold from the Commission or the Commission’s staff, and shall require the Compliance Consultant to agree not to withhold from the Commission or the Commission’s staff, any documents or information on the basis of any privilege or work product claims. This paragraph does not apply to communications and information shared among Schnitzer and counsel representing Schnitzer solely for the purpose of rendering legal advice in connection with investigations conducted by the Department of Justice (“DOJ”) and the Commission.

3.  Schnitzer shall order the Compliance Consultant to assess whether Schnitzer’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA, and during the three-year consultancy, conduct an initial review and prepare an initial report, followed by two follow-up reviews and follow-up reports as described below. With respect to each of the three reviews, after initial consultations with Schnitzer, DOJ, and the Commission staff, Schnitzer shall require the Compliance Consultant to prepare a written work plan for each of the three reviews, which shall be submitted to Schnitzer, the Commission staff, and DOJ. In order to conduct an effective initial review and to fully understand any existing deficiencies in controls, policies, and procedures related to the FCPA and other applicable foreign bribery laws, Schnitzer shall require that the Compliance Consultant’s initial work plan include such steps as are necessary to develop an understanding of the facts and circumstances surrounding the violations described above in Section III.

4.  In connection with the initial review, Schnitzer shall require the Compliance Consultant to issue a written report, within one hundred twenty (120) calendar days after being retained, setting forth the Compliance Consultant’s assessment and making recommendations reasonably designed to improve Schnitzer’s program, policies, and procedures for ensuring compliance with the FCPA. Schnitzer shall require that the Compliance Consultant provide the report to Schnitzer’s Board of Directors and contemporaneously transmit a copy to the following individuals or their successors: (1) Helane L. Morrison, District Administrator, Securities and Exchange Commission, 44 Montgomery St., Suite 2600, San Francisco, California 94104; and (2) Mark F. Mendelsohn, Deputy Chief, Fraud Section, Criminal Division, U.S. Department of Justice, 10th and Constitution Ave., N.W. (Bond), Washington, D.C. 20530. Schnitzer shall allow the Compliance Consultant to extend the time period for issuance of the report with prior written approval of the DOJ and the Commission staff;

5.  Within one hundred twenty (120) calendar days after receiving the report, Schnitzer shall adopt all recommendations in the report of the Compliance Consultant; provided, however, that within one hundred twenty (120) calendar days after receiving the report, Schnitzer shall in writing advise the Compliance Consultant and the Commission staff in writing of any recommendations that it considers to be unduly burdensome, impractical or costly. With respect to any recommendation that Schnitzer considers unduly burdensome, impractical or costly, Schnitzer need not adopt that recommendation within that time but shall propose in writing an alternative policy, procedure or system designed to achieve the same objective or purpose. As to any recommendation on which Schnitzer and the Compliance Consultant do not agree, Schnitzer shall attempt in good faith to reach an agreement within sixty (60) calendar days after Schnitzer serves the written advice. In the event Schnitzer and the Compliance Consultant are unable to agree on an alternative proposal, Schnitzer shall abide by the determinations of the Compliance Consultant. With respect to any recommendation that the Compliance Consultant determines cannot reasonably be implemented within one hundred twenty (120) calendar days after receiving the report, Schnitzer shall allow the Compliance Consultant to extend the time period for implementation with prior written approval of the Commission staff and DOJ.

6.   Schnitzer shall require the Compliance Consultant to undertake two follow-up reviews to determine whether Schnitzer’s policies and procedures are reasonably designed to detect and prevent violations of the FCPA and other applicable foreign bribery laws. Within one hundred twenty (120) calendar days of initiating each follow-up review, Schnitzer shall (i) require the Compliance Consultant to complete the review, (ii) require the Compliance Consultant to certify whether Schnitzer’s anti-bribery compliance program, including its policies and procedures, is appropriately designed and implemented to ensure compliance with the FCPA, (iii) report on the Compliance Consultant’s findings in the same fashion as set forth in paragraph IV.4 with respect to the initial review, and (iv) adopt recommendations in the same fashion as set forth in paragraph IV.5 with respect to the initial review. Schnitzer shall require the Compliance Consultant to commence the first follow-up review one year after retention of the Compliance Consultant, and the second follow-up review at least one year after completion of the first follow-up review. Schnitzer shall allow the Compliance Consultant to extend the time period for these follow-up reviews with prior written approval of the Commission staff and DOJ.

7.  In undertaking the initial review and follow-up reviews described in Paragraphs IV.2 through IV.6 above, Schnitzer shall require the Compliance Consultant to formulate conclusions based on sufficient evidence obtained through, among other things, (i) inspection of documents, including all of Schnitzer’s policies and procedures relating to Schnitzer’s anti-bribery compliance program; (ii) onsite observation of FCPA systems and procedures, including Schnitzer’s internal controls, recordkeeping and internal audit procedures; (iii) meetings with and interviews of Schnitzer employees, officers, directors and any other relevant persons; and (iv) analyses, studies and testing of Schnitzer’s anti-bribery compliance program. In undertaking such assessment and reviews, Schnitzer shall allow the Compliance Consultant, at his or her own discretion, to rely, to a reasonable extent and after reasonable inquiry, on reports, studies, and analyses issued or undertaken by other consultants hired by Schnitzer prior to the date of this Order.

8.  The Compliance Consultant’s charge, as described above, is to review Schnitzer’s controls, policies and procedures related to the compliance with the FCPA. To the extent the Compliance Consultant, during the course of his or her assessment, discovers that corrupt payments or corrupt transfers of property or interests may have been offered, promised, paid, or authorized by any Schnitzer entity or person, or any entity or person working directly or indirectly for Schnitzer, Schnitzer shall require the Compliance Consultant promptly to report such payments to Schnitzer’s Corporate Compliance Officer, to its Audit Committee, and to its outside counsel (who must have experience providing advice and conducting investigations regarding FCPA matters) for further investigation, unless the Compliance Consultant believes, in the exercise of his or her discretion, that such disclosure should be delayed. In such circumstances, Schnitzer shall allow the Compliance Consultant to refer the matter directly to the staff of the Commission or DOJ at the address listed above in paragraph IV.4. If the Compliance Consultant refers the matter only to Schnitzer’s Corporate Compliance Officer, its Audit Committee, and its outside counsel, Schnitzer shall promptly report the same to the Commission staff and DOJ at the addresses listed above in paragraph IV.4. If Schnitzer fails to make such disclosure within ten (10) calendar days of the report of such payments to Schnitzer’s Corporate Compliance Officer, to its Audit Committee, and to its outside counsel, Schnitzer shall require the Compliance Consultant to independently disclose his/her findings to the staff of the Commission and DOJ. Further, in the event that any Schnitzer entity or person, or any entity or person working directly or indirectly for Schnitzer, refuses to provide information necessary for the performance of the Compliance Consultant’s responsibilities, Schnitzer shall require the Compliance Consultant to disclose that fact to the Commission staff and to DOJ. Schnitzer shall not take any action to retaliate against the Compliance Consultant for such disclosures. Schnitzer shall not preclude the Compliance Consultant from reporting other criminal or regulatory violations discovered in the course of performing his or her duties, in the same manner as described above.

9. Schnitzer shall require the Compliance Consultant to enter into an agreement with Schnitzer that provides that for the period of engagement and for a period of two years from completion of the engagement, the Compliance Consultant shall not enter into any additional employment, consultant, attorney-client, auditing or other professional relationship with Schnitzer, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity. The agreement will also provide that the Compliance Consultant will require that any firm with which he or she is affiliated or of which he or she is a member, and any person engaged to assist the Compliance Consultant in performance of his or her duties under this Order shall not, without prior written consent of the Securities and Exchange Commission’s Division of Enforcement, enter into any employment, consultant, attorney-client, auditing or other professional relationship with Schnitzer, or any of its present or former affiliates, directors, officers, employees, or agents acting in their capacity as such for the period of the engagement and for a period of two years after the engagement. To ensure the independence of the Compliance Consultant, Schnitzer shall not have the authority to terminate the Compliance Consultant without the prior written approval of the Commission staff and the DOJ.

V.

In view of the foregoing, the Commission deems it appropriate to impose the sanctions agreed to in Respondent Schnitzer’s Offer.

Accordingly, it is hereby ORDERED that:

A.  Respondent Schnitzer cease and desist from committing or causing any violations and any future violations of Sections 13(b)(2)(A), 13(b)(2)(B), and 30A of the Exchange Act.

B.  Respondent shall comply with the undertakings enumerated in Section IV above.

C.  IT IS FURTHERED ORDERED that Respondent shall, within ten days of the entry of this Order, pay disgorgement and prejudgment interest in the total amount of $7,725,201, consisting of $6,279,095 in disgorgement and $1,446,106 in prejudgment interest, to the United States Treasury. Such payment shall be: (A) made by United States postal money order, certified check, bank cashier's check or bank money order; (B) made payable to the Securities and Exchange Commission; (C) hand-delivered or mailed to the Office of Financial Management, Securities and Exchange Commission, Operations Center, 6432 General Green Way, Mail Stop 0-3, Alexandria, VA 22312; and (D) submitted under cover letter that identifies Schnitzer

Steel Industries, Inc. as a Respondent in these proceedings, the file number of these proceedings, a copy of which cover letter and money order or check shall be sent to Helane L. Morrison, District Administrator, Securities and Exchange Commission, 44 Montgomery Street, 26th Floor, San Francisco, CA 94104.

By the Commission.

Nancy M. Morris
Secretary